Exhibit 99.1

A. H. Belo Corporation Announces Fourth Quarter and

Full Year 2017 Financial Results

•	Digital-only subscription revenue grew $1.2 million, or 75.2 percent, and digital subscriptions grew 38.0 percent in 2017 compared to 2016
•	Digital and marketing services revenue represented 37.9 percent of 2017 total advertising and marketing services revenue compared to 33.9 percent in 2016
•	Digital and marketing services revenue grew 6.5 percent in 2017 compared to 2016, primarily from DMV, acquired in 2015, which grew $5.3 million, or 31.3 percent
•	Operating expense declined $25.1 million, or 8.8 percent, and adjusted operating expense declined $11.4 million, or 4.6 percent, in 2017 compared to 2016

DALLAS - A. H. Belo Corporation (NYSE: AHC) today reported fourth quarter 2017 income from continuing operations before income taxes of $6.9 million. In the fourth quarter of 2016, the A. H. Belo Corporation (the “Company”) reported loss from continuing operations before income taxes of $(22.4) million. The fourth quarter 2017 income was driven by the sale of real estate, while the fourth quarter 2016 loss was driven by a  noncash goodwill impairment charge of $22.7 million. Finalization of the fourth quarter 2017 net income attributable to A. H. Belo Corporation is pending completion of the calculation of income taxes. Final fourth quarter 2017 net income attributable to A. H. Belo Corporation will be reported in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017.

In the fourth quarter of 2017, on a non-GAAP basis, the Company reported operating income excluding certain items (“adjusted operating income”) of $5.5 million, an increase of $3.7 million, or 209.5 percent, when compared to the fourth quarter of 2016.

For the full year 2017, income from continuing operations before income taxes was $4.5 million. For the full year 2016, the Company reported loss from continuing operations before income taxes of $(21.5) million. The full year 2017 income was driven by the sale of real estate, while the full year 2016 loss was driven by a noncash goodwill impairment charge of $22.7 million. Finalization of the full year 2017 net income attributable to A. H. Belo

A. H. Belo Corporation Announces Fourth Quarter and Full Year 2017 Financial Results

March 2, 2018

Corporation is pending completion of the calculation of income taxes. Final full year 2017 net income attributable to A. H. Belo Corporation will be reported in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017.

For the full year 2017, on a non-GAAP basis, the Company reported adjusted operating income of $11.7 million, a slight improvement when compared to the $11.6 million reported for the full year 2016.

Jim Moroney, chairman, president and Chief Executive Officer, said, “During 2017, we continued to perform well against our two most important operating strategies: we grew our paid digital subscriber base by 38 percent over 2016, ending the year with 23,465 paid digital subscribers and DMV, the primary driver of digital and marketing services, grew revenues by $5.3 million, or 31.3 percent, over 2016, continuing its strong growth. For all of 2017, digital and marketing services revenue represented 37.9 percent of total advertising and marketing services revenue, a 400 basis point increase when compared to the 33.9 percent reported for the full year 2016. These revenue growth strategies, coupled with diligent expense management that saw total expenses for 2017 decline by 8.8 percent over 2016, provided for a slight improvement in adjusted operating income when compared to 2016.”

Full Year Results from Continuing Operations

Total revenue was $248.6 million for the full year of 2017, a decrease of $11.4 million, or 4.4 percent, when compared to the prior year period.

Revenue from advertising and marketing services, including print and digital revenues, was $143.2 million for the full year of 2017, a decrease of $7.1 million, or 4.7 percent, when compared to the $150.3 million reported for the full year of 2016. Within advertising and marketing services, total digital and marketing services revenue, which includes digital

A. H. Belo Corporation Announces Fourth Quarter and Full Year 2017 Financial Results

March 2, 2018

advertising revenue in the Company’s publishing segment, increased 6.5 percent to $54.4 million primarily due to organic growth associated with DMV. DMV revenue increased $5.3 million, or 31.3 percent, compared to the prior year. For the full year of 2017, total digital and marketing services revenue was 37.9 percent of total advertising and marketing services revenue, reflecting a 400 basis point increase when compared to the 33.9 percent reported for the full year of 2016. Total digital advertising and marketing services revenue was approximately 21.9 percent of total revenue, reflecting a 230 basis point increase when compared to the 19.6 percent reported for the full year of 2016.

Circulation revenue was $76.9 million, a decrease of $2.7 million, or 3.4 percent, primarily due to lower home delivery and single copy volumes, partially offset by an increase of $1.2 million, or 75.2 percent, in digital-only subscription revenue, home delivery rate increases applied throughout the year and an increase in the daily single copy rate, which was put in place in November 2016.

Printing, distribution and other revenue decreased $1.6 million, or 5.2 percent, to $28.5 million for the full year of 2017, primarily due to a decrease of $0.5 million related to CrowdSource events that occurred in 2016, which the Company did not host in 2017, a decrease in commercial printing revenue of $0.5 million and a decrease of $0.4 million related to the distribution of outside publications.

Total consolidated operating expense for the full year of 2017 was $258.7 million, a decrease of $25.1 million, or 8.8 percent, compared to the prior year, primarily due to a noncash goodwill impairment charge of $22.7 million in 2016, a reduction in employee compensation and benefits expense of $4.0 million,  a decrease of $3.3 million in distribution expense, a decrease of $2.0 million in newsprint, ink and other supplies and other operating expense reductions of $2.3 million, partially offset by a noncash pension settlement charge of $5.9 million and asset impairment charges of $3.3 million in 2017.

A. H. Belo Corporation Announces Fourth Quarter and Full Year 2017 Financial Results

March 2, 2018

Total consolidated operating expense excluding certain items (“adjusted operating expense”) for the full year 2017 was $237.0 million, a decrease of $11.4 million, or 4.6 percent, compared to $248.4 million of adjusted operating expense reported for the full year 2016.  The decrease in adjusted operating expense is a result of the Company’s continued focus on operating efficiency. As of December 31, 2017, the Company had 1,090 employees, a headcount decrease of 131, or 10.7 percent, compared to the prior year. Excluding hiring at DMV and a conversion of production headcount from temporary to permanent employees, the Company’s headcount decreased by 166, or 13.6 percent, when compared to 2016.

The Company’s newsprint expense in 2017 was $12.5 million, a decrease of 7.3 percent, compared to the prior year. Newsprint consumption declined 12.9 percent to 23,296 metric tons. Compared to the prior year, newsprint cost per metric ton increased 6.0 percent and the average purchase price per metric ton for newsprint increased 5.2 percent.

As of December 31, 2017, cash and cash equivalents balance was  $57.7 million and the Company had no debt.

Fourth Quarter Results from Continuing Operations

Total revenue was $64.1 million in the fourth quarter of 2017,  a decrease of $2.0 million, or 3.1 percent, when compared to the fourth quarter of 2016.

Revenue from advertising and marketing services, including print and digital revenues, was $37.1 million in the fourth quarter of 2017, a decrease of $1.6 million, or 4.1 percent, when compared to the $38.7 million reported in the fourth quarter of 2016. Within advertising and marketing services, total digital and marketing services revenue, which includes digital advertising revenue in the Company’s publishing segment, increased 3.0 percent to $13.8 million primarily due to organic growth associated with DMV. DMV revenue increased

A. H. Belo Corporation Announces Fourth Quarter and Full Year 2017 Financial Results

March 2, 2018

$0.4 million, or 7.3 percent, compared to the fourth quarter of 2016. For the fourth quarter of 2017, total digital and marketing services revenue was 37.1 percent of total advertising and marketing services revenue, reflecting a 260 basis point increase when compared to the 34.5 percent reported in the fourth quarter of 2016. Total digital advertising and marketing services revenue was 21.5 percent of total revenue, reflecting a 130 basis point increase when compared to the 20.2 percent reported in the fourth quarter of 2016.

Circulation revenue was $19.8 million, flat when compared to the prior year period, primarily due to lower home delivery and single copy volumes, offset by an increase of $0.3 million, or 51.7 percent, in digital-only subscription revenue and home delivery and single copy rate increases.

Printing, distribution and other revenue decreased $0.4 million, or 5.3 percent, to $7.1 million in the fourth quarter of 2017,  primarily due to a decrease in commercial printing revenue of $0.2 million and a decrease in other revenue of $0.2 million.

Total consolidated operating expense in the fourth quarter of 2017 was $64.5 million, a decrease of $25.7 million, or 28.5 percent, compared to the fourth quarter of 2016, primarily due to a noncash goodwill impairment charge of $22.7 million in the fourth quarter of 2016, a reduction in employee compensation and benefits expense of $3.0 million, a decrease of $1.3 million in distribution expense, a decrease of $0.7 million in newsprint, ink and other supplies and other operating expense reductions of $1.1 million, partially offset by asset impairment charges of $3.1 million in 2017.

Adjusted operating expense in the fourth quarter of 2017 was $58.6 million, a decrease of $5.8 million, or 9.0 percent, compared to $64.3 million of adjusted operating expense reported in the fourth quarter of 2016.

The Company’s newsprint expense in the fourth quarter of 2017 was $3.2 million, a decrease of 10.8 percent, compared to the fourth quarter of 2016. Newsprint consumption

A. H. Belo Corporation Announces Fourth Quarter and Full Year 2017 Financial Results

March 2, 2018

declined 13.5 percent to 5,821 metric tons. Compared to the fourth quarter of 2016, newsprint cost per metric ton increased 2.7 percent and the average purchase price per metric ton for newsprint increased 4.0 percent.

A. H. Belo Corporation Announces Fourth Quarter and Full Year 2017 Financial Results

March 2, 2018

Non-GAAP Financial Measures

A reconciliation of operating loss to adjusted operating income and of total operating costs and expense to adjusted operating expense is included in the exhibits to this release.

A. H. Belo Corporation Announces Fourth Quarter and Full Year 2017 Financial Results

March 2, 2018

Financial Results Conference Call

A. H. Belo Corporation will conduct a conference call on Friday,  March 2, 2018, at 9:00 a.m. CST to discuss financial results. The conference call will be available via webcast by accessing the Company’s website at www.ahbelo.com/invest. An archive of the webcast will be available at www.ahbelo.com in the Investor Relations section.

To access the listen-only conference call, dial 1-800-288-8961 (USA) or 612-288-0337 (International). A replay line will be available at 1-800-475-6701 (USA) or 320-365-3844 (International) from 11:00 a.m. CST on March 2, 2018 until 11:59 p.m. CST on March 9, 2018. The access code for the replay is 445020.

A. H. Belo Corporation Announces Fourth Quarter and Full Year 2017 Financial Results

March 2, 2018

About A. H. Belo Corporation

A. H. Belo Corporation is a leading local news and information publishing company with commercial printing, distribution and direct mail capabilities, as well as expertise in emerging media and digital marketing. With a continued focus on extending the Company’s media platform, A. H. Belo Corporation delivers news and information in innovative ways to a broad spectrum of audiences with diverse interests and lifestyles. For additional information, visit www.ahbelo.com or email invest@ahbelo.com.

Statements in this communication concerning A. H. Belo Corporation’s business outlook or future economic performance, anticipated profitability, revenues, expenses, dividends, capital expenditures, investments, dispositions, impairments, business initiatives, acquisitions, pension plan contributions and obligations, real estate sales, working capital, future financings and other financial and non-financial items that are not historical facts, are “forward-looking statements” as the term is defined under applicable federal securities laws. Forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those statements. Such risks, trends and uncertainties are, in most instances, beyond the Company’s control, and include changes in advertising demand and other economic conditions; consumers’ tastes; newsprint prices; program costs; labor relations; technology obsolescence; as well as other risks described in the Company’s Annual Report on Form 10-K and in the Company’s other public disclosures and filings with the Securities and Exchange Commission. Forward-looking statements, which are as of the date of this filing, are not updated to reflect events or circumstances after the date of the statement.

A. H. Belo Corporation and Subsidiaries

Consolidated Statements of Operations

	Three Months Ended December 31,		Twelve Months Ended December 31,
In thousands, except share and per share amounts (unaudited)	2017	2016	2017	2016
Net Operating Revenue:
Advertising and marketing services	$37,146	$38,734	$143,247	$150,315
Circulation	19,785	19,813	76,884	79,619
Printing, distribution and other	7,146	7,548	28,495	30,050
Total net operating revenue	64,077	66,095	248,626	259,984
Operating Costs and Expense:
Employee compensation and benefits	23,545	26,592	105,966	104,009
Other production, distribution and operating costs	29,072	30,986	114,594	119,830
Newsprint, ink and other supplies	6,019	6,756	23,561	25,590
Depreciation	2,575	2,988	10,415	10,713
Amortization	200	226	799	906
Assets impairments	3,116	22,682	3,344	22,682
Total operating costs and expense	64,527	90,230	258,679	283,730
Operating loss	(450)	(24,135)	(10,053)	(23,746)
Other income, net	7,334	1,693	14,543	2,294
Income (Loss) from Continuing Operations Before Income Taxes	$6,884	$(22,442)	$4,490	$(21,452)

A. H. Belo Corporation and Subsidiaries

Consolidated Balance Sheets

	December 31,
In thousands (unaudited)	2017	2016
Assets
Current assets:
Cash and cash equivalents	$57,660	$80,071
Accounts receivable, net	26,740	29,114
Assets held for sale	1,089	—
Other current assets	12,832	12,939
Total current assets	98,321	122,124
Property, plant and equipment, net	31,706	43,759
Intangible assets, net	4,073	4,872
Goodwill	13,973	14,201
Other assets	5,347	7,775
Total assets	$153,420	$192,731
Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$10,303	$9,036
Accrued compensation and other current liabilities	12,504	14,975
Advance subscription payments	11,670	13,243
Total current liabilities	34,477	37,254
Long-term pension liabilities	23,038	54,843
Other liabilities	4,456	8,812
Total liabilities	61,971	100,909
Noncontrolling interest - redeemable	—	2,670
Total shareholders’ equity attributable to A. H. Belo Corporation	91,449	87,918
Noncontrolling interests	—	1,234
Total shareholders' equity	91,449	89,152
Total liabilities and shareholders’ equity	$153,420	$192,731

The Company’s Consolidated Balance Sheet as of December 31, 2017, does not reflect the effect of the fourth quarter 2017 income tax provision. The Company’s final Consolidated Balance Sheet as of December 31, 2017, will be reported in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017.

A. H. Belo Corporation - Non-GAAP Financial Measures

Reconciliation of Operating Loss to Adjusted Operating Income

	Three Months Ended December 31,		Twelve Months Ended December 31,
In thousands (unaudited)	2017	2016	2017	2016
Total net operating revenue	$64,077	$66,095	$248,626	$259,984
Total operating costs and expense	64,527	90,230	258,679	283,730
Operating Loss	$(450)	$(24,135)	$(10,053)	$(23,746)

Total operating costs and expense	$64,527	$90,230	$258,679	$283,730
Less:
Depreciation	2,575	2,988	10,415	10,713
Amortization	200	226	799	906
Severance expense	84	24	1,259	1,073
Pension plan settlement loss	—	—	5,911	—
Assets impairments	3,116	22,682	3,344	22,682
Adjusted Operating Expense	$58,552	$64,310	$236,951	$248,356

Total net operating revenue	$64,077	$66,095	$248,626	$259,984
Adjusted operating expense	58,552	64,310	236,951	248,356
Adjusted Operating Income	$5,525	$1,785	$11,675	$11,628

The Company calculates adjusted operating income by adjusting operating loss to exclude depreciation,  amortization, severance expense,  pension plan settlement loss and asset impairments (“adjusted operating income”). The Company believes that inclusion of certain noncash expenses and other items in the results makes for more difficult comparisons between years and with peer group companies.

Adjusted operating income is not a measure of financial performance under generally accepted accounting principles (“GAAP”). Management uses adjusted operating income and similar measures in internal analyses as supplemental measures of the Company’s financial performance, and for performance comparisons against its peer group of companies. Management uses this non-GAAP financial measure for the purposes of evaluating consolidated Company performance. The Company therefore believes that the non-GAAP measure presented provides useful information to investors by allowing them to view the Company’s business through the eyes of management and the Board of Directors, facilitating comparison of results across historical periods and providing a focus on the underlying ongoing operating performance of its business. Adjusted operating income should not be considered in isolation or as a substitute for net income (loss) from continuing operations, cash flows provided by (used for) operating activities or other comparable measures prepared in accordance with GAAP. Additionally, this non-GAAP measure may not be comparable to similarly-titled measures of other companies.